UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017 (February 27, 2017)

CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

11 West 42nd Street

New York, New York 10036

(Address of registrant’s principal executive office)

Registrant’s telephone number, including area code: (212) 461-5200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 27, 2017 (the “Effective Date”), CIT Group Inc. (the “Company”) and certain of its subsidiaries entered into Amendment No. 1 to the Second Amended and Restated Revolving Credit and Guaranty Agreement, dated as of February 27, 2017 (the “Amendment”), by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent and letter of credit issuer.

The Amendment modifies the Company’s Second Amended and Restated Revolving Credit Agreement (the “Second Amended and Restated Revolving Credit Agreement”), entered into on February 17, 2016, among the Company, certain subsidiaries of the Company, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer. Changes effected by the Amendment include the extension of the final maturity date of the lenders’ commitments to January 25, 2019, reduction of the lenders’ total commitments from $1.5 billion to $1.4 billion on the Effective Date, and further reduction of the lenders’ total commitments to $750 million, effective upon consummation of the sale of the Company’s commercial aircraft leasing business to Avolon Holdings Limited (the “Air Disposition”). The Air Disposition is targeted to close by the end of the first quarter of 2017, pursuant to the Purchase and Sale Agreement, dated October 6, 2016, among C.I.T. Leasing Corporation, Park Aerospace Holdings Limited, Bohai Capital Holding Co. Ltd., the Company and Avolon Holdings Limited, filed as Exhibit No. 2.1 to the Current Report on Form 8-K dated October 12, 2016.

In addition, the Amendment modifies the covenant requiring satisfaction of a $6 billion minimum consolidated net worth of the Company and its subsidiaries by replacing it, effective upon consummation of the Air Disposition, with a covenant requiring satisfaction of a minimum Tier 1 capital ratio of nine percent (9%).

On the Effective Date, the total commitment amount under the Second Amended and Restated Revolving Credit Agreement was $1.400 billion, consisting of an approximately $1.073 billion revolving loan tranche and an approximately $327 million revolving loan tranche that can also be utilized for issuance of letters of credit. As of the Effective Date, no amounts were drawn under the Second Amended and Restated Revolving Credit Agreement other than approximately $100 million that was utilized for letters of credit. Any amounts drawn under the Second Amended and Restated Revolving Credit Agreement, as amended by the Amendment, in the future will be used for general corporate purposes.

The foregoing description of the Amendment and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Amendment No. 1 to Second Amended and Restated Revolving Credit and Guaranty Agreement, dated as of February 27, 2017, among CIT Group Inc., certain subsidiaries of CIT Group Inc., as Guarantors, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.
(Registrant)

By:	/s/ E. Carol Hayles
	Name:	E. Carol Hayles
	Title:	Executive Vice President & Chief Financial Officer

Dated: February 27, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to the Second Amended and Restated Revolving Credit and Guaranty Agreement, dated as of February 27, 2017, among CIT Group Inc., certain subsidiaries of CIT Group Inc., as Guarantors, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent and L/C Issuer.